Exhibit 2(k)(iii)(a)

October 24, 2006

Kerri Shenkin

Assistant Vice President, Relationship Manager

The Bank of New York

101 Barclay Street

New York, NY 10007-2119

Dear Ms. Shenkin:

Pursuant to the Amended and Restated Stock Transfer Agency Agreement dated October 26, 2005 between the Funds (as defined in the Agreement) and The Bank of New York (the “Agreement”), we hereby notify you of our intention to retain you as Transfer Agent and Dividend Disbursing Agent to render such services to ING Risk Managed Natural Resources Fund (the “Fund”) upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the above-mentioned Fund to the Schedule A of the Agreement. This Amended Schedule A supersedes the previous Schedule A dated October 26, 2005.

Please signify your acceptance to act as Transfer Agent under the Agreement with respect to the Fund by signing below.

Very sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Risk Managed Natural Resources Fund

ACCEPTED AND AGREED TO:
The Bank of New York

By:	/s/ Keith Sobocinski
Name:	Keith Sobocinski
Title:	Assistant Vice President	, Duly Authorized

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Risk Managed NaturalResources Fund

SCHEDULE A

with respect to the

AMENDED AND RESTATED STOCK TRANSFER AGENCY AGREEMENT

between

THE FUNDS

and

THE BANK OF NEW YORK

Customer Name	Type of Organization	State of Organization	Taxpayer I.D. No.
ING Global Advantage and Premium Opportunity Fund	Statutory Trust	Delaware	20-3379510

ING Global Equity Dividend and Premium Opportunity Fund	Statutory Trust	Delaware	20-2326466

ING Risk Managed Natural Resources Fund	Statutory Trust	Delaware	20-5453675